SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Filed by a Party other than the Registrant    ☐

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-b(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

LIBERTY NATIONAL BANCSHARES, INC.

(Name of Registrant as Specified in Its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement if other than Registrant)

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LIBERTY NATIONAL BANCSHARES, INC.

1000 Georgia Highway 138

Conyers, Georgia 30013

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 12, 2004

The Annual Meeting of Shareholders (the “Annual Meeting”) of Liberty National Bancshares, Inc. (the “Company”) will be held on Wednesday, May 12, 2004 at 5:30 p.m. at the offices of the Company, 1000 Georgia Highway 138, Conyers, Georgia 30013, for the following purposes:

(1) To elect four Class I directors, to serve for a term of three years and until their successors are elected and qualified or until their earlier resignation, removal from office or death; and

(2) To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Only shareholders of record at the close of business on Thursday, April 1, 2004 will be entitled to notice of, and to vote at, the Annual Meeting or any adjournments or postponements thereof.

A Proxy Statement and a proxy solicited by the Board of Directors are enclosed herewith. Please sign, date and return the proxy promptly. If you attend the Annual Meeting, you may, if you wish, withdraw your proxy and vote in person.

By Order of the Board of Directors,

William L. Daniel
President and Chief Executive Officer

Conyers, Georgia

April 12, 2004

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING POSTAGE PAID ENVELOPE. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE THE PROXY AND VOTE YOUR SHARES IN PERSON.

LIBERTY NATIONAL BANCSHARES, INC.

1000 Georgia Highway 138

Conyers, Georgia 30013

ANNUAL MEETING OF SHAREHOLDERS

May 12, 2004

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Liberty National Bancshares, Inc. (the “Company”) for the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the offices of the Company, 1000 Georgia Highway 138, Conyers, Georgia, on May 12, 2004 at 5:30 p.m. and any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement and the accompanying proxy are first being mailed to shareholders on or about April 12, 2004. The address of the principal executive offices of the Company is 1000 Georgia Highway 138, Conyers, Georgia 30013.

VOTING

Voting and Revocability of Proxies

When proxy cards are properly executed, dated and returned, the shares they represent will be voted at the Annual Meeting in accordance with the instructions of the shareholders. If no specific instructions are given the shares will be voted FOR the election of the nominees for directors set forth herein. In addition, if other matters come before the Annual Meeting, the persons named in the proxy card will vote in accordance with their best judgment with respect to such matters. Any proxy given pursuant to this solicitation may be revoked by any shareholder who attends the meeting and gives oral notice of his election to vote in person, without compliance with any other formalities. In addition, any proxy given pursuant to this solicitation may be revoked prior to the meeting by delivering to the Secretary of the Company an instrument revoking it or a duly executed proxy for the same shares bearing a later date.

Quorum; Required Vote; Abstentions and Broker Non-Votes

The presence at the Annual Meeting of the holders of a majority of the outstanding shares of the Company’s common stock as of the record date is necessary to constitute a quorum. Shareholders will be counted as present at the meeting if they are present in person at the Annual Meeting or if they have properly submitted a proxy card. The affirmative vote of a plurality of all votes cast at the meeting by the holders of the common stock is required for the election of directors. The affirmative vote of a majority of all votes cast at the meeting by the holders of the common stock is required for approval of any other business that properly comes before the meeting. Abstentions and broker non-votes will not be counted as votes either in favor of or against the matter with respect to which the abstention or broker non-vote relates.

Record Date and Share Ownership

The record of shareholders entitled to vote at the Annual Meeting was taken on April 1, 2004. On that date, the Company had outstanding and entitled to vote 1,474,399 shares of common stock, par value $0.50 per share, with each share entitled to one vote.

Expenses of Solicitation

The expense of this solicitation, including the cost of preparing and mailing this proxy statement, will be paid by the Company. In addition to solicitations by mail, officers and regular employees of the Company, at no additional compensation, may assist in soliciting proxies by telephone.

CORPORATE GOVERNANCE AND BOARD MATTERS

Meetings of the Board of Directors

The Company’s Board of Directors presently consists of ten members. The Board of Directors of the Company held 13 meetings during the year ended December 31, 2003. Each director attended at least 75% of the aggregate number of meetings held by the Board of Directors and the Committees of the Board of Directors on which he or she served. All of the Company’s directors attended the 2003 Annual Meeting and the Company believes that all directors will be in attendance at the 2004 Annual Meeting .

Board Independence

The Board has determined that each of its members other than William L. Daniel, the Company’s President and Chief Executive Officer, and William R. Walker, Executive Vice President and Senior Lending Officer of Liberty National Bank, has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and is independent within the meaning of the National Association of Securities Dealers’ listing standards, as currently in effect.

Committees of the Board of Directors

The Board of Directors of the Company has a standing Audit Committee and Compensation Committee.

Audit Committee. The Audit Committee is currently composed of Hazel E. Durden, John A. Fountain, M.D. and Arthur J. Torsiglieri, Jr., M.D. The committee met nine times during 2003. The Audit Committee reviews the affairs of the Company with the Company’s independent auditors, including a review of the accounts of the Company and the overall financial condition of the Company. The committee also examines the Company’s internal controls to determine whether adequate safeguards are in place, and determines whether officers and employees of the Company have provided adequate cooperation and assistance to the Company’s independent auditors. All members of the Audit Committee are “independent” as the term is defined in Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards. The Audit Committee does not have an “audit committee financial expert,” as defined by SEC rules. However, the Board believes that the current members of the Audit Committee, as a whole based on their experiences and backgrounds, are qualified to effectively carry out the duties and responsibilities of the Audit Committee. Each Audit Committee member has significant experience in accounting and audit functions, internal controls and budget preparation. All Audit Committee members serve or have served as president, chief executive officer, or in a similar role with significant financial oversight responsibilities and have an understanding of generally accepted accounting principles and financial statements. The Board of Directors has adopted an Audit Committee Charter, a copy of which is attached as Appendix A to this proxy statement.

Compensation Committee. The Compensation Committee is currently composed of Michael P. Jones, Troy A. Athon, William L. Daniel and Arthur J. Torsiglieri, Jr., MD. The Compensation Committee met five times during 2003. The Compensation Committee is responsible for reviewing and making recommendations to the Company’s Board of Directors regarding executive salaries, bonuses and compensation. Mr. Daniel does not participate in any deliberations and does not vote with respect to matters affecting his compensation.

Nomination of Directors

The Company does not have a Nominating Committee and has no written charter related to the nomination process. Director selection and review is conducted by the entire Board of Directors on an as needed basis. The Company believes that this is adequate for a small community financial institution. The Company believes that the directors acting as a group are capable of evaluating the performance of the current Board, the qualifications of proposed director nominees and of determining the need for additional directors. As the Company grows, however, the Company may reconsider this and establish a nominating committee. The Company’s nominating process is described below.

It is the policy of the Board of Directors to seek and retain highly qualified directors who have sufficient time to attend to their substantial duties and responsibilities to the Company. The Board seeks a diverse group of candidates who possess the background, skills and expertise to make significant contributions to the Board, the Company and its shareholders. Desired qualities to be considered include:

Experience (in one or more of the following):

•	High-level leadership experience in business or administrative activities;

•	Breadth of knowledge about issues affecting the Company and its subsidiaries;

•	The ability and willingness to contribute special competencies to Board activities; and

•	The ability to read and understand financial statements.

Personal Attributes

•	Personal integrity;

•	Loyalty to the Company and concern for its success and welfare;

•	Willingness to apply sound and independent business judgment;

•	Awareness of a director’s vital role in the Company’s good corporate citizenship and its corporate image;

•	Availability for meetings and consultation on Company matters;

•	Contacts within the community; and

•	The willingness to assume Board and fiduciary responsibilities.

Qualified candidates for membership on the Board will be considered without regard to race, color, religion, sex, ancestry, national origin or disability.

Nominations by the Board. In the case of incumbent directors whose terms are set to expire, the remaining directors on the Board will review such directors’ overall service to the Company during their term, including the number of meetings attended, their level of participation, the quality of their performance and any transactions between such directors and the Company during their term in determining whether or not such incumbent directors should be nominated for re-election to the Board. In the case of new director candidates, the Board will seek candidates meeting the criteria set forth above from the Board’s network of contacts. If and when deemed appropriate by the Board, a professional search firm may also be utilized to identify qualified candidates.

Nominations by Shareholders. The Board will consider director candidates recommended by shareholders provided the following procedures are followed by shareholders in submitting recommendations:

•	Shareholder nominations must be delivered in writing to the Secretary of the Company;

•	Submissions must include sufficient biographical information regarding the recommended candidate including age, his or her employment history for at least the previous five years (including employer names and a description of their business) and such person’s other board memberships, if any; and

•	The submission must be accompanied by a written consent of the individual to stand for election if nominated by the Board of Directors and to serve if elected by the shareholders.

Submissions should be delivered to the Secretary of the Company not less than 60 days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the prior year’s annual shareholders meeting. Any submissions received after such date will not be considered until the following year’s annual shareholder meeting.

The Board does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a shareholder or not.

Shareholder Communications with the Board

The Board of Directors has implemented a process for shareholders to send communications to the Board. Shareholders who wish to communicate directly with the Board of Directors or any particular director should deliver any such communications in writing to the Secretary of the Company at the address on page 1 of this document. The Secretary will compile any communications he or she receives from shareholders and deliver them periodically to the Board or the specific directors requested. The Secretary of the Company will not screen or edit such communications, but will deliver them in the form received from the shareholder.

Shareholder Proposals for 2005 Annual Meeting

The deadline for submission of shareholder proposals for inclusion in the Company’s proxy statement for the 2005 Annual Meeting is December 2, 2004. Additionally, the Company must receive notice of any shareholder proposal to be submitted at the 2005 Annual Meeting (but not required to be included in the Company’s proxy statement) by February 16, 2005, or such proposal will be considered untimely and the persons named in the proxies solicited by management may exercise discretionary voting authority with respect to such proposal.

Code of Ethics

The Company has adopted a “Code of Conduct and Conflicts of Interest Policy,” a code of ethics that applies to executive officers and directors. A copy of the Code of Conduct has been filed as Exhibit 14.1 to the Company’s Annual Report on form 10-KSB filed with the SEC on March 29, 2004. In the event that the Company makes any amendment to, or grants any waiver from, a provision of the Code of Conduct that requires disclosure under applicable SEC rules, the Company will disclose such amendment or waiver and the reasons therefor.

Compensation of Directors

The Company does not pay directors’ fees; however, all of the members of the Company’s Board of Directors also serve as directors of the Company’s subsidiary, Liberty National Bank (the “Bank”). The Bank is currently paying directors’ fees at the rate of $750 per month per director, with the exception of the Chairman of the Board who receives $900 per month in directors’ fees.

On August 24, 1998, the Board of Directors of the Company approved a deferred compensation plan (the “Directors’ Plan”) to help retain the services of those Company directors who do not hold a management position with the Company or the Bank (the “Eligible Directors”). Each Eligible Director serving on the Board of Directors on the date the Directors’ Plan was adopted was granted an option to purchase 5,000 shares of the Company’s common stock. The Directors’ Plan provides for the grant, at the end of each fiscal year, of an option to purchase 500 shares of common stock to each Eligible Director who continues to serve on the Board of Directors as of the last business day of that fiscal year. During 2003, the Eligible Directors waived the right to receive the options. Options granted pursuant to the Directors’ Plan become fully exercisable as of the date of grant. The options expire on the earlier of (i) the tenth anniversary of the date of grant or (ii) the first anniversary of the date that the optionee ceases service on the Board of Directors for reasons other than death or disability. There are 200,000 shares reserved for issuance under the Directors’ Plan. During fiscal 2003, no stock options were granted under the Directors’ Plan.

No Family Relationships Among Directors and Officers

There are no family relationships between any director or executive officer of the Company or the Bank and any other director or executive officer of the Company or the Bank.

ELECTION OF DIRECTORS

Election of Directors

The Board of Directors, pursuant to the Bylaws of the Company, has set the number of directors to serve for the next year at ten members, four of whom are to be elected at the 2004 Annual Meeting. The Company’s Articles of Incorporation provide for a classified Board of Directors, whereby approximately one-third of the Company’s directors are elected each year at the Company’s Annual Meeting, to serve a three-year term. Each Class I director is presently standing for re-election to the Board of Directors and, if elected, will serve for a term of three years and until his successor is elected and qualified.

In the event that any nominee withdraws or for any reason is not able to serve as director, the proxy will be voted for such other person as may be designated by the Board of Directors, but in no event will the proxy be voted for more than four nominees. The Board of Directors recommends the election of the four nominees listed below. Management of the Company has no reason to believe that any nominee will not serve if elected.

The following persons have been nominated by management for re-election to the Board of Directors as Class I directors:

C. Dean Alford, age 50, has served as President and Chief Executive Officer of Allied Utility Network since 1998. Mr. Alford was a five-term member of the Georgia House of Representatives. He served as Chairman of the Metropolitan Atlanta Rapid Transit Authority Oversight committee and was Chairman of the Dekalb and Rockdale County Legislative Delegation. Mr. Alford is a member of the Boy Scouts of America (and a 1997 recipient of the Silver Beaver Award from the Atlanta Area Council of The Boy Scouts of America), Rockdale Rotary Club, and the First Baptist Church of Conyers. He currently serves on the Board of Directors of, Conyers/Rockdale Boys & Girls Club, Conyers/Rockdale Chamber of Commerce (Immediate Past-Chairman), Rockdale Emergency Relief and the Miracle League Association. Mr. Alford also serves on several boards at Georgia Tech, including Board of Advisors for the School of Electrical and Computer Engineering (Chairman), Board of Trustees for the Alumni Association, College of Engineering Advisory Board, the Executive Advisory Board of the Economic Development Institute and last year was awarded the Dean Griffin Award for Community Service.

Troy A. Athon, age 66, has been President and CEO of Starcrest, Inc. since 1978, a property management firm. In addition, until his retirement in 1999, Mr. Athon was also involved in adult healthcare for his entire professional career. He has served as chairman of the Georgia Healthcare Association and Vice-President of the American Healthcare Association. Prior to joining the Liberty National Bank Board of Directors, he was a founder and chairman of the Rockdale Community Bank which was sold to Regions in 1996. In addition, he served three terms on the Conyers City Council and four terms in the Georgia General Assembly. He currently serves on the Board of Directors of the Georgia Southern University Foundation, The Georgia State College and University, LLC and the Georgia State Properties Commission, and the Greene County Hospital Authority.

William L. Daniel, age 54, began his banking career at Citizens & Southern National Bank (“C&S”) in 1972 ultimately rising to the level of Senior Vice President when he left C&S in 1986. From December 1986 until September 1988, Mr. Daniel served as an organizer, President and Chief Executive Officer of the Enterprise National Bank, Atlanta, Georgia. From December 1988 until March 1996, Mr. Daniel served in various executive positions with Bank South Corporation, ending with the position of Regional President supervising the bank’s 24 branches in Rockdale, South DeKalb, South Fulton, Clayton and Fayette counties. After the acquisition of Bank South Corporation by NationsBank, Mr. Daniel became Executive Vice President of First Newton Bank, Covington, Georgia in April 1996. In October 1996, Mr. Daniel left the employment of First Newton Bank to begin recruiting and advising the Company’s organizers and, on January 1, 1997, began devoting his full time to the organization of the Company and the chartering of the Bank. Mr. Daniel currently serves as President and Chief Executive Officer of the Company and the Bank. Mr. Daniel serves on the Rockdale County Development Authority and is active in a number of local civic organizations.

Hazel E. Durden, age 73, owns and operates Realty Metro, a real estate company she founded in 1972. Mrs. Durden is a member of the American Business Woman Association, Conyers/Rockdale Future 2000 Planning Committee, and the Conyers/Rockdale Pilot Club. Mrs. Durden is an ambassador for the Rockdale County Chamber of Commerce and active in the Ebenezer United Methodist Church. She is also a former member of the Grievance Committee of Ethics and Relations of the Rockdale Board of Realtors.

The Board of Directors of the Company recommends that the Company’s shareholders vote “FOR” the election of the nominees listed above.

Each of the following persons is a member of the Board of Directors who is not standing for election to the Board this year and whose term will continue after the 2004 Annual Meeting of Shareholders:

Class II Directors, serving for a term expiring at the 2005 Annual Meeting

John A. Fountain, M.D., age 50, has maintained a medical practice specializing in dermatology in Conyers, Georgia since 1983. Dr. Fountain is a member of the Medical Association of Georgia, American Academy of Dermatology, American Society for Dermatology Surgeons, and serves as Clinical Associate Professor of Dermatology at Emory University School of Medicine. Dr. Fountain is a former director of the Conyers/Rockdale Chamber of Commerce. He has also served as Honorary Chairman for the Rockdale Emergency Relief Fund and is a life member of the Georgia Master 4-H Club and the Georgia 4-H Counselor Association. Also, Dr. Fountain is past head-coach of the women’s soccer team at Oxford College at Emory University and of the boys’ soccer team at Salem High School. He is an Elder at Conyers Presbyterian Church.

Michael P. Jones, age 57, is Managing Partner of Jones, McKnight, & Edmonson, P.C., Certified Public Accountants, which Mr. Jones founded in 1976. Mr. Jones served as an advisory director for Bank South, Conyers, Georgia from 1988 to 1995 and has served as Chairman of the Conyers/Rockdale Chamber of Commerce. Mr. Jones is a member of the American Institute of CPAs and the Georgia Society of CPAs. Mr. Jones is also a 1993 Alumnus of the Regional Leadership Institute and has held numerous leadership positions with several Rockdale County youths sports organizations.

R. Flynn Nance, D.V.M., age 48, has since 1987 served as the President and owner of Honey Creek Veterinary Hospital, Inc., which is a veterinary medical facility offering medical and surgical care of companion animals in Conyers, Georgia. Dr. Nance is a member of Conyers/Rockdale Chamber of Commerce, the American Veterinary Medical Association, the American Heartworm Society, the Greater Atlanta Veterinary Medical Association, the Georgia State Board of Veterinary Medicine, and the Georgia Veterinary Medical Association. Dr. Nance is also a charter member of the Rotary Club of Rockdale County.

Class III Directors, serving for a term expiring at the 2006 Annual Meeting

Michael R. Potts, age 49, is the founder and Chief Executive Officer of The Potts Company, a general commercial construction contracting and construction management firm started by Mr. Potts in 1986. Mr. Potts is a member of the Georgia Chapter of Associated General Contractors, the Georgia Utilities Contractors Association, Construction Management Association of America, and the Design/Build Institute of America. He is a former Board member and Executive Committee member of the Conyers/Rockdale Chamber of Commerce, and is an active charter member of the Haven Fellowship Church.

Arthur J. Torsiglieri, Jr., M.D., age 45, has since June 1990 been a physician in Conyers, Georgia, specializing in ear, nose, and throat illnesses. Dr. Torsiglieri is presently Chief of Staff at Rockdale Hospital and is the Past-President of the East Metro Medical Society. He is a Fellow of the American Academy of Otolaryngology and the American College of Surgeons. Dr. Torsiglieri is a charter member of the Rotary Club of Rockdale and serves on the Eagles Board of Review for the Boy Scouts of America in Rockdale and Newton Counties.

William R. Walker II, age 37, has served as Senior Lending Officer of the Bank since its inception. Mr. Walker is a graduate of the University of Georgia where he received a BBA in Marketing. After graduating in 1989, Mr. Walker joined Bank South in their Management Training program where he was exposed to many aspects of banking and management. From 1990 until 1994, Mr. Walker served as Branch Manager for Bank South and was promoted to three different branch locations over that period. In 1994, Mr. Walker became a commercial lender for Bank South and was ultimately promoted to oversee the commercial lending office in Conyers. In 1996, NationsBank acquired Bank South and Mr. Walker was retained as a commercial lender until beginning service for Liberty National Bank in September of 1997. In 2001, Mr. Walker was promoted to Executive Vice President and elected as a Director of the Bank. Mr. Walker is an active member of Conyers Presbyterian Church and The Rotary Club of Rockdale County. Mr. Walker is also a Director of the Rockdale County United Way.

EXECUTIVE OFFICERS

Executive officers of the Company and the Bank are appointed by the Board of Directors of the Company and the Board of Directors of the Bank, respectively, and hold office at the pleasure of the respective Board. The executive officers of the Company and the Bank are as follows:

Name	Positions
William L. Daniel	President and Chief Executive Officer of the Company and the Bank

William R. Walker, II	Executive Vice President and Chief Lending Officer of the Bank

Jesse R. Cheatham, Jr.	Chief Financial Officer of the Company and the Bank

Biographical information for both Mr. Daniel and Mr. Walker is described in “Election of Directors,” above.

Jesse R. Cheatham, Jr., age 57, has served as the Chief Financial Officer of the Company and the Bank since February 14, 2002. Mr. Cheatham is a Certified Public Accountant and has served in accounting, marketing and strategic planning roles in the banking industry in the southeast for over 20 years. Prior to joining the Company, Mr. Cheatham served as an Adjunct Professor of Accounting at the Keller Graduate School of Management from November 2000 through February 2002. In addition, Mr. Cheatham maintained a consulting practice from January 2000 through February 2002, specializing in strategic planning for banks. From October 1992 through December 1999, Mr. Cheatham served in various positions with Turner Broadcasting, including the position of Group Controller for Turner Sports.

EXECUTIVE COMPENSATION

Compensation of Officers

The following table provides certain summary information for the fiscal years ended December 31, 2003, 2002 and 2001 concerning compensation paid or accrued by the Company to or on behalf of William L. Daniel and William R. Walker, the executive officers of the Company who had total annual salary and bonus which exceeded $100,000 during the last fiscal year.

Annual Compensation
Name and Principal Position	Year	Salary		Bonus		Number of Options Awarded
William L. Daniel President and Chief Executive Officer	2003 2002 2001	$ $ $	126,800 123,100 119,600	$ $ $	49,100 35,400 35,880	-0- 13,476 -0-

William R. Walker Executive Vice President and Senior Lending Officer	2003 2002 2001	$ $ $	96,400 90,500 83,500	$ $ $	35,000 25,500 25,500	-0- 10,366 -0-

Employment Agreements

William L. Daniel. On February 21, 2004, the employment agreement entered into among the Company, the Bank, and Mr. Daniel expired according to its terms. As of April 1, 2004 the Company and Mr. Daniel were negotiating the terms of a new employment agreement.

William R. Walker. On January 2, 2002, the Company and the Bank entered into an employment agreement with William R. Walker. Pursuant to the employment agreement, Mr. Walker is employed as the Executive Vice President and the Senior Lending Officer of the Bank, for a period ending on December 31, 2004. Under his employment agreement, Mr. Walker is paid an annual base salary of $105,000, which may be increased at the discretion of the President of the Bank. In addition, the employment agreement provides that Mr. Walker is eligible for an annual performance bonus, in an amount up to 30% of his base salary, determined at the discretion of the President of the Bank. As additional compensation under the employment agreement, Mr. Walker receives use of a Bank-owned automobile; health, hospitalization, disability and term life insurance; and may participate in the Bank’s incentive compensation plan.

Mr. Walker’s employment agreement contains a non-compete provision pursuant to which Mr. Walker has agreed that through the actual date of termination of his employment and for a period of 12 months thereafter, he will not, without the prior written consent of the Company and the Bank, either directly or indirectly serve as an employee of any bank, bank holding company or other financial institution within Rockdale County or any adjoining county.

The employment agreement may be terminated by either the Bank or Mr. Walker. If the Bank terminates the agreement without cause, it must provide Mr. Walker with 30 days’ written notice of its intention to terminate the employment agreement and Mr. Walker will be entitled to receive, as compensation, the payment of 50% his annual base salary then in effect.

Stock Option Plan

On January 27, 1998, the Company’s Board of Directors adopted an Incentive Stock Option Plan (the “Plan”) to cover Mr. Daniel’s options and for employees who are contributing significantly to the management or operation of the business of the Company or its subsidiaries as determined by the committee administering the Plan. The Plan was approved by the stockholders of the Company at their annual meeting held on May 5, 1998. The Plan provides for the grant of options at the discretion of a committee designated by the Board of Directors to administer the Plan. No person may serve as a member of the committee who is then eligible for a grant of options under the Plan or has been so eligible for a period of one year prior to his service on the committee. The option exercise price must be at least 100% (110% in the case of a holder of 10% or more of the Company’s common stock) of the fair market value of the stock on the date the option is granted and the options are exercisable by the holder thereof in full at any time prior to their expiration in accordance with the terms of the Plan. Stock options granted pursuant to the Plan expire on or before (1) the date which is the tenth anniversary of the date the option is granted, or (2) the date which is the fifth anniversary of the date the option is granted in the event that the option is granted to a key employee who owns more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary of the Company. A total of 200,000 shares have been reserved for issuance under the Plan.

Stock Options

No options to purchase shares of the Company’s common stock were granted to either William L. Daniel or William R. Walker during 2003. The following table presents information regarding the value of unexercised options held at December 31, 2003 by William L. Daniel and William R. Walker. No stock options were exercised during 2003 by Mr. Walker or Mr. Daniel.

Name	Number of Securities Underlying Unexercised Options as of 12/31/03 Exercisable/Unexercisable	Value of Unexercised In-the-Money Options as of 12/31/03 Exercisable/Unexercisable(1)
William L. Daniel	35,508/4,492	$253,604/$24,706
William R. Walker	26,544/3,456	$185,810/$19,008

(1)	Dollar values calculated by determining the difference between the estimated fair market value of the Company’s common stock on December 31, 2003 ($13.00 per share) and the exercise price of such options. Because no organized trading market exists for the common stock of the bank, the fair market value was determined by reference to recent sales of the common stock.

RELATED PARTY TRANSACTIONS

Construction of Newton County Branch. The Company previously engaged The Potts Group to construct the Bank’s Newton County branch office. Michael R. Potts, a director of the Company and the Bank, is the founder and Chief Executive Officer of The Potts Group. The Potts Group was selected by the Board of Directors after reviewing three bids for the construction of the branch office. As of March 31, 2004, the Company has paid The Potts Group $1,244,182 for construction of the branch office and does not anticipate any additional amounts to be paid to The Potts Group in connection with this matter.

General. The Bank extends loans from time to time to certain of the Company’s directors, their associates and members of the immediate families of the directors and executive officers of the Company. These loans are made in the ordinary course of business on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with persons not affiliated with the Company or the Bank, and do not involve more than the normal risk of collectibility or present other unfavorable features.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed with management and the independent auditors the audited consolidated financial statements of the Company for the year ended December 31, 2003. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received from the independent auditors the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with the independent auditors their independence from the Company and its management. The Audit Committee has also considered whether the independent auditors’ provision of non-audit services to the Company is compatible with the auditors’ independence.

In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for fiscal year ended December 31, 2003 be included in the Company’s Annual Report on Form 10-KSB for filing with the SEC.

Respectfully submitted,

The Audit Committee

Hazel E. Durden
John A. Fountain, M.D.
Arthur J. Torsiglieri, Jr., M.D.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of April 1, 2004 with respect to ownership of the outstanding common stock of the Company by (i) each director and executive officers of the Company, (ii) all directors and executive officers of the Company, as a group, and (iii) all persons known to the Company to own beneficially more than 5% of the outstanding shares of the Company’s common stock:

Name of Beneficial Owner	Number of Shares(1)		Percent of Total
C. Dean Alford	69,000	(2)	4.6%
Troy A. Athon	4,200	(3)	*
Jesse R. Cheatham, Jr.	6,333	(4)	*
William L. Daniel	60,508	(5)	4.0%
Hazel E. Durden	35,000	(6)	2.4%
John A. Fountain, M.D.	59,200	(7)	4.0%
Michael P. Jones	53,000	(8)	3.6%
R. Flynn Nance, D.V.M.	41,600	(9)	2.8%
Michael R. Potts	48,000	(10)	3.2%
Arthur J. Torsiglieri, Jr., M.D.	55,000	(11)	3.7%
William R. Walker	28,544	(12)	1.9%
All directors and executive officers (11 persons)	460,385	(13)	27.9%

*	Less than 1% of shares outstanding.

(1)	Except as indicated, each person named in this table possesses sole voting and investment power with respect to the shares beneficially owned by such person. “Beneficial ownership” includes shares for which an individual, directly or indirectly, has or shares voting or investment power or both and also includes options which are exercisable within sixty days of the date hereof. Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934. The percentages are based upon 1,474,399 shares outstanding. The percentages for each of those parties who hold presently exercisable options are based upon the sum of 1,474,399 shares plus the number of shares subject to presently exercisable options held by each such party, as indicated in the following notes.
(2)	Mr. Alford and his spouse hold joint voting and investment power with respect to 50,000 shares. The number of shares includes 4,000 shares in an irrevocable trust for each of his minor children, with respect to which Mr. Alford disclaims beneficial ownership and 15,000 shares subject to presently exercisable stock options.
(3)	Includes 4,000 shares subject to presently exercisable stock options.
(4)	Includes 5,333 option shares subject to presently exercisable stock options.
(5)	Includes 35,508 shares subject to presently exercisable stock options.
(6)	Ms. Durden holds joint voting and investment power with respect to 20,000 shares, including 2,000 shares with Natelie Brook Elmore, 2,000 with Garrett Austin Elmore, and 16,000 with Gary E. Elmore. Number of shares includes 15,000 shares subject to presently exercisable stock options.
(7)	Mr. Fountain and his wife hold joint voting and investment power with respect to 200 shares. The number of shares includes 44,000 shares owned by the Fountain Family Partnership, LLLP and 15,000 shares subject to presently exercisable stock options.

(8)	Includes 36,000 shares owned by Mr. Jones’ wife, Meta B. Jones and 15,000 shares subject to presently exercisable stock options.
(9)	Dr. Nance and his wife hold joint voting and investment power with respect to 20,000 shares. Includes 15,000 shares subject to presently exercisable stock options and 600 held in trust for Dr. Nance’s children in the name of Dr. Nance’s mother, Harriett L. Nance, with respect to which Dr. Nance disclaims beneficial ownership. Also includes 6,000 shares owned by Dr. Nance’s wife, and each of his three children
(10)	Includes 4,800 shares held by his wife, 2,000 shares held as custodian for his son, 2,000 shares held as custodian for his daughter, and 15,000 shares subject to presently exercisable stock options.
(11)	Dr. Torsiglieri and his wife have joint voting and investment power with respect to 40,000 shares. Number of shares includes 15,000 shares subject to presently exercisable stock options.
(12)	Mr. Walker and his spouse have joint voting and investment power with respect to 2,000 shares. Number of shares includes 26,544 shares subject to presently exercisable stock options.
(13)	Includes 176,385 shares subject to presently exercisable options.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and persons who own more than 10% of the outstanding common stock of the Company to file with the Securities and Exchange Commission reports of changes in ownership of the common stock of the Company held by such persons. Officers, directors and greater than 10% shareholders are also required to furnish the Company with copies of all forms they file under this regulation. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and representations that no other reports were required, during the year ended December 31, 2003, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% shareholders were complied with.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Porter Keadle Moore, LLP was the independent public accountant for the Company during the years ended December 31, 2003 and 2002. Representatives of Porter Keadle Moore, LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions. The Company anticipates that Porter Keadle Moore, LLP will be its accountants for the 2004 fiscal year.

During 2003 and 2002, the Company was billed the following amounts for services rendered by Porter Keadle Moore, LLP:

Audit fees. In connection with the audit of the Company’s annual consolidated financial statements, review of its Form 10-KSB, review of its interim consolidated financial statements included within Forms 10-QSB, and review of Form S-8 (Registration Statement – 2002 only) the Company was billed approximately $47,000 and $41,000, in 2003 and 2002, respectively by Porter Keadle Moore, LLP. This figure includes fees for services that were billed to the Company in 2004 in connection with the 2003 audit and fees billed in 2003 in connection with the 2002 audit.

Audit related fees. During 2003 and 2002, Porter Keadle Moore, LLP billed $15,000 and $14,100, respectively for internal control review and selected outsourced quarterly internal audit procedures.

Tax related fees. During 2003 and 2002, Porter Keadle Moore, LLP billed approximately $7,000 and $7,800, respectively for preparation of various tax returns and assistance with quarterly estimated tax payments to taxing authorities.

Other Fees. During 2003 and 2002, the Company was also billed $2,000 and $500, respectively, by Porter Keadle Moore, LLP for miscellaneous consulting services.

OTHER MATTERS

Annual Report to Shareholders and Report of Form 10-KSB

Additional information concerning the Company, including financial statements of the Company, is provided in the Company’s 2003 Annual Report to Shareholders that accompanies this proxy statement. The Company’s Annual Report on Form 10-KSB for the year ended December 31, 2003, as filed with the Securities and Exchange Commission, is available to shareholders who make a written request therefor to the Chief Financial Officer of the Company, Jesse Cheatham, P.O. Box 82030, Conyers, Georgia 30013. Copies of exhibits filed with that report or referenced therein will be furnished to shareholders of record upon request and payment of the Company’s expenses in furnishing such documents.

Other Business

The Board of Directors knows of no other matters to be brought before the Annual Meeting. However, if other matters should come before the Annual Meeting it is the intention of the persons named in the enclosed form of Proxy to vote the Proxy in accordance with their judgment of what is in the best interest of the Company.

By Order of The Board of Directors,

William L. Daniel
President and Chief Executive Officer

Conyers, Georgia

April 12, 2004

APPENDIX A

AUDIT COMMITTEE CHARTER

The Audit Committee of the Liberty National Bank Board of Directors serves as the representative of the Board for general oversight of the financial accounting and reporting process, system of internal control, audit process, and process of monitoring compliance with laws and regulations and ethical business standards of the Bank.

The committee has full delegated authority in overseeing the internal audit function. It acts in an advisory capacity as to engaging the external auditor and in reviewing examination and audit reports.

The committee will meet quarterly or upon call by any member and is responsible for:

-	Operation of the internal audit program. The internal auditor reports directly to this committee. In addition to the internal auditor on staff, this function may be outsourced.

-	The external audit program. The committee will determine the scope of the audit, and make the initial review of the audit report.

-	Meeting with the regulatory examiners, attending their exit interview, and making the initial review of the examination report.

-	Auditing functions will be performed in a timely manner with all final reports being presented to the full Board.

-	To clearly set forth it’s duties from those of the outsourcing vendor, the institution should have a written contract, often referred to as an engagement letter, which sets forth the scope and frequency of work to be performed by the vendor.

The membership of the committee shall consist of three outside directors. There shall be no management representation on the committee, although the internal auditor and other management members, upon request of the committee, will provide advice to the committee.

A majority of the members of the committee shall constitute a quorum for all purposes and the act of a majority of the members present at any meeting at which a quorum is present shall be the act of the committee.

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY LIBERTY NATIONAL BANCSHARES, INC.

		1.	To elect four directors to serve for the term indicated below and until their successors are elected and qualified:	For	With- hold	For All Except
				☐	☐	☐
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE 2004 ANNUAL MEETING OF SHAREHOLDERS			CLASS I (TERM TO EXPIRE IN 2007)

The undersigned hereby appoints C. Dean Alford and Michael P. Jones, and each of them, with power of substitution to each, the proxies of the undersigned to vote the Common Stock of the undersigned at the Annual Meeting of Shareholders of LIBERTY NATIONAL BANCSHARES, INC. to be held on May 12, 2004 at 5:30 p.m. at the offices of the Company, 1000 Georgia Highway 138, Conyers, Georgia 30013 and any adjournments or postponements thereof:

C. Dean Alford, Troy A. Athon, William L. Daniel and Hazel E. Durden

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

2. To vote in accordance with their best judgment with respect to any other matters that may properly come before the meeting or any adjournments or postponement thereof:

THE BOARD OF DIRECTORS FAVORS A VOTE “FOR” THE ABOVE PROPOSALS AND UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACE PROVIDED, THIS PROXY WILL BE SO VOTED.

Please date and sign this Proxy exactly as name(s) appears hereon.

Please be sure to sign and date This Proxy in the box below:	Date		NOTE: when signing as an attorney, trustee, executor, administrator or guardian, please give your title as such. If a corporation or partnership, give full name by authorized officer. In the case of joint tenants, each joint owner must sign.

Shareholder sign above	Co-holder (if any) sign above

ñ Detach above card, sign, date and mail in postage paid envelope provided. ñ

LIBERTY NATIONAL BANCSHARES, INC.

1000 Georgia Highway 138

Conyers, Georgia 30013

PLEASE ACT PROMPTLY SIGN, DATE & MAIL YOUR PROXY CARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.